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                                                                  Exhibit - 3(a)

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                 BIG LOTS, INC.

         FIRST:  The name of the corporation shall be Big Lots, Inc.

         SECOND: The place in Ohio where the principal office of the corporation is to be located is in the City of Columbus, County of Franklin.

         THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

         FOURTH: The authorized number of shares of the corporation shall be Three Hundred Million (300,000,000), consisting of Two Hundred Ninety-Eight Million (298,000,000) common shares, $.01 par value per share (the "Common Shares"), and Two Million (2,000,000) preferred shares, $.0l par value (the "Preferred Shares").

         The directors of the corporation are authorized to adopt amendments to the Amended Articles of Incorporation in respect of any unissued Preferred Shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH. No vote of the holders of Common Shares, as a class, shall be required in connection with the authorization by the directors of shares of any class, or series of any class, that are convertible into Common Shares.

         FIFTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it,
(B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the corporation or authorized by its articles.

         SIXTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares


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or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

         SEVENTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors.

         EIGHTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes.

         NINTH: These Amended Articles of Incorporation take the place of and supersede the existing articles of incorporation of Big Lots, Inc.